                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                   INTERWAVE COMMUNICATIONS INTERNATIONAL LTD.
                                (NAME OF ISSUER)

                         COMMON STOCK, $0.001 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                   G4911N 10 2
                                 (CUSIP NUMBER)

                                DECEMBER 31, 2000
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]     Rule 13d-1(b)
         [ ]     Rule 13d-1(c)
         [x]     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 6 Pages
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CUSIP No. G4911N 10 2           Schedule 13G                   Page 2 of 6 Pages




---------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                 Nortel Networks Corporation
---------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                          (a)   [  ]



                                                                                                          (b)   [  ]
---------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
---------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                           Canada
---------------------------------------------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

    NUMBER OF                                                    7,998,868
                   --------------------------------------------------------------------------------------------------
      SHARES       6    SHARED VOTING POWER

   BENEFICIALLY                                                      0
                   --------------------------------------------------------------------------------------------------
     OWNED BY      7    SOLE DISPOSITIVE POWER

       EACH                                                      7,998,868
                   --------------------------------------------------------------------------------------------------
    REPORTING      8    SHARED DISPOSITIVE POWER

   PERSON WITH                                                       0
---------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          7,998,868
---------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                            15.6%
---------------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
                                                             CO
---------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


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CUSIP No. G4911N 10 2           Schedule 13G                   Page 3 of 6 Pages


ITEM 1.

         (a)      Name of Issuer:
                  --------------

                  interWAVE Communications International Ltd.

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  108 - 656 Bair Island Road
                  Redwood City, CA  94063

ITEM 2.

         (a)      Name of Person Filing:
                  ---------------------

                  Nortel Networks Corporation

         (b)      Address of Principal Business Office or, if none, Residence:
                  -----------------------------------------------------------

                  Nortel Networks Corporation
                  100 - 8200 Dixie Road
                  Brampton, Ontario L6T 5P6

                  Attention: Corporate Secretary

         (c)      Citizenship:
                  -----------

                  Nortel Networks Corporation is a Canadian corporation

         (d)      Title of Class of Securities:
                  ----------------------------

                  Common Stock, $0.001 par value

         (e)      CUSIP No.:
                  ---------

                  G4911N 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable.

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CUSIP No. G4911N 10 2           Schedule 13G                   Page 4 of 6 Pages



ITEM 4.           OWNERSHIP

         (a)      Amount Beneficially Owned:
                  -------------------------

                  7,998,868

         (b)      Percent of Class:
                  ----------------

                  15.6%

         (c)      Number of shares as to which the person has:
                  -------------------------------------------

                    (i)   sole power to vote or to direct the vote:

                          7,998,868

                    (ii)  shared power to vote or to direct the vote:

                          0

                    (iii) sole power to dispose or to direct the disposition of:

                          7,998,686

                    (iv) shared power to dispose or to direct the disposition of:

                          0

* The 7,998,868 shares beneficially owned by Nortel Networks Corporation consist of 5,498,867 shares of common stock of interWAVE Communications International Ltd. ("interWAVE") and 2,500,001 shares of common stock of interWAVE that are issuable upon the conversion of 3 warrants of interWAVE. The shares of common stock and the warrants are held by Nortel Networks Limited, a wholly owned subsidiary of Nortel Networks Corporation.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not Applicable.


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CUSIP No. G4911N 10 2           Schedule 13G                   Page 5 of 6 Pages



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable.

ITEM 10.          CERTIFICATION

                  Not Applicable.


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CUSIP No. G4911N 10 2           Schedule 13G                   Page 6 of 6 Pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2001              NORTEL NETWORKS CORPORATION



                                        By:  /s/ DOUGLAS BEATTY
                                            ------------------------------------
                                                 Douglas Beatty
                                                 Controller



                                        By:  /s/ DEBORAH J. NOBLE
                                            ------------------------------------
                                                 Deborah J. Noble
                                                 Corporate Secretary